Exhibit 10.43

ELEVENTH AMENDMENT

(25 METRO & 181 METRO)

THIS ELEVENTH AMENDMENT (this "Amendment") is made and entered into as of August 31, 2022, by and between HUDSON METRO PLAZA, LLC, a Delaware limited liability company ("Landlord"), and NUTANIX, INC., a Delaware corporation ("Tenant").

RECITALS

A.
Landlord (as successor in interest to CA-Metro Plaza Limited Partnership, a Delaware limited partnership) and Tenant are parties to that certain lease dated April 23, 2014 (the "Original Lease"), as previously amended by that certain First Amendment dated March 23, 2015, by that certain Second Amendment dated January 28, 2016, by that certain Third Amendment dated July 28, 2016, by that certain Fourth Amendment dated April 4, 2018, by that certain Fifth Amendment dated October 1, 2018, by that certain Sixth Amendment dated April 5, 2019, by that certain Seventh Amendment dated April 25, 2019, by that certain Eighth Amendment dated September 17, 2019, by that certain Ninth Amendment dated November 23, 2020, and by that certain Tenth Amendment dated June 28, 2022 (as amended, the "Lease").
B.
Pursuant to the Lease, Landlord has leased to Tenant the "Premises" comprised of: (i) approximately 28,121 rentable square feet in the building located at 181 Metro Drive, San Jose, California 95110 comprised of (a) 9,716 rentable square feet located on the second (2nd) floor and described as Suite 280 (hereinafter "Suite 280"), and (b) approximately 18,405 rentable square feet located on the third (3rd) floor and described as Suite 300; and (ii) a total of approximately 80,489 rentable square feet in the building located at 25 Metro Drive, San Jose, California 95110 comprised of (a) approximately 7,396 rentable square feet described as Suite 220, (b) approximately 25,621 rentable square feet described as Suite 400, (c) approximately 24,337 rentable square feet described as Suite 500, and (d) approximately 23,135 rentable square feet described Suite 600.
C.
Pursuant to the Tenth Amendment, the parties accelerated the expiration date of the Lease. By this Eleventh Amendment, the parties wish to modify the expiration date of the Lease for Suite 280 only, upon the following terms and conditions.
D.
Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
The Suite 280 Expiration Date. Notwithstanding anything contained in the Lease to the contrary, and subject to the provisions hereof, the term of the Lease for Suite 280 shall expire on May 31, 2023 with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire on the May 31, 2023. Without limiting the foregoing:
1.1.
Tenant shall surrender Suite 280 to Landlord on or before May 31, 2023.
1.2.
Tenant shall remain liable for all Rent and other amounts payable under the Lease for Suite 280 for the period up to and including December 31, 2022, even though billings for such amounts may occur after December 31, 2022. From and after December 31, 2022, all Rent for Suite 280 shall be abated; provided, however, that if a Default exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured, in which case such abated Rent shall be credited against Rent due and owing for Suite 280.
1.3.
Notwithstanding anything in the Lease to the contrary, Tenant’s sole obligation with respect to the surrender condition and restoration of Suite 280 shall be to: (i) repair all damage to Suite 280 caused by Tenant’s removal of its personal property; (ii) patch and refinish all penetrations made by Tenant to the floor, interior or exterior walls or ceiling of Suite 280; and (iii) deliver Suite 280 broom clean and otherwise in its present “as-is” condition. Landlord acknowledges and agrees that Tenant shall be under no obligation to otherwise remove or restore any improvements made during the Lease term to Suite 280, or any portion thereof.
1.4.
If Tenant fails to surrender any portion of Suite 280 on or before May 31, 2023, Tenant’s tenancy shall be subject to Article 16 of the Original Lease, and the Rent (for purposes of calculating holdover rent) for Suite 280 shall be deemed to be the Rent in effect for the month of December 2022.
1.5.
Any other rights or obligations of Landlord or Tenant under the Lease with regard to Suite 280 that would have survived the Existing Expiration Date shall survive the May 31, 2023 accelerated expiration date.
2.
Representations. Tenant represents and warrants that, as of the date hereof and the applicable accelerated expiration date: (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant’s interest therein; (c) Tenant has no actual knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Premises which has not been fully paid for and for which appropriate waivers of mechanic’s liens have not been obtained.
3.
Landlord’s Right to Terminate. Notwithstanding any contrary provision hereof, if Tenant breaches any of its representations, warranties or covenants hereunder, Landlord, by written notice to Tenant, may terminate Section 1 above, in which event such Section of this Amendment shall be of no force or effect.
4.
Confidentiality. Neither Tenant nor Landlord, nor their respective agents or any other parties acting on their behalf, shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of the other party other than (i) to Landlord's (or, with respect to disclosure by Tenant, Tenant's) financial, legal, accounting and space planning consultants, and (ii) to any proposed Transferees, (iii) to any of Landlord's (or with respect to disclosure by Tenant, Tenant's) current or prospective purchasers, investors, shareholders or lenders, (iv) to a court of competent jurisdiction, arbitrator or mediator in connection with a dispute between Landlord and Tenant, or (v) as otherwise required by law.
5.
Miscellaneous.

5.1 This Amendment the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

5.2 Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

5.3 In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

5.4 Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

5.5. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile, PDF or DocuSign (or the like) as constituting a duly authorized, irrevocable, actual, current delivery hereof with original ink signatures of each person and entity. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

5.6. Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

HUDSON METRO PLAZA, LLC,

a Delaware limited liability company

By: Hudson Pacific Properties, L.P.,

a Maryland limited partnership,

its sole member

By: Hudson Pacific Properties, Inc.,

a Maryland corporation,

its general partner

By: /s/ Kenneth Young

Name: Kenneth Young

Title: Senior Vice President, Leasing

TENANT:	NUTANIX, INC., a Delaware corporation By: /s/ Prairie Padilla Name: Prairie Padilla Title: VP, Corporate Controller